SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549







                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  November 30, 1995




                            Richfood Holdings, Inc.
             (Exact name of registrant as specified in its charter)


          Virginia                   1-16900                  54-1438602
(State or other jurisdiction       (Commission              (IRS Employer
     of incorporation)             File Number)          Identification No.)



    8258 Richfood Road, Mechanicsville, Virginia            23111
(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code     (804) 746-6000
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Item 5.  Other Events

         Effective October 15, 1995 (the "Effective Time"), SR Acquisition, Inc., a wholly-owned subsidiary of Richfood Holdings, Inc. ("Richfood"), was merged (the "Merger") with and into Super Rite Corporation ("Super Rite") pursuant to an Agreement and Plan of Reorganization, dated as of June 26, 1995, and amended as of October 13, 1995 (the "Agreement"), and a related Plan of Merger. As a result, at the Effective Time, Super Rite became a wholly-owned subsidiary of Richfood. The Merger has been accounted for using the pooling-of-interests method.

         In accordance with the Securities and Exchange Commission's rules governing business combinations accounted for using the pooling-of-interests method, no affiliate of either company in the business combination may sell or in any other way reduce his risk relative to any common shares received in the business combination until such time as financial results covering at least 30 days of post-merger combined operations have been published. This Current Report on Form 8-K is filed to report that Richfood's consolidated sales (unaudited) and net income (unaudited) for the 30-day period ended November 13, 1995 (reflecting 30 days of post-Merger combined operations) were $282,304,362 and $4,093,413, respectively. Such results are not necessarily indicative of the results that may be expected for Richfood's fiscal year ended April 27, 1996.

         With the publishing of the foregoing financial results, persons who were "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of Super Rite at the Effective Time will be free to sell shares of Richfood common stock received in the Merger in accordance with the resale provisions of Rule 145 under the Securities Act (or Rule 144, in the case of persons who became affiliates of Richfood), or pursuant to the registration rights provisions of the Agreement. Additional information with respect thereto is set forth under the caption "The Reorganization Agreement -- Certain Restrictions on Resale of Richfood Common Stock; Registration Rights" in the Joint Proxy Statement/Prospectus that forms a part of Richfood's Registration Statement on Form S-4 (File No. 33-62413), and is incorporated herein by reference.

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
                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     RICHFOOD HOLDINGS, INC.
                                           (Registrant)


Date:  November 30, 1995             By:     /s/ J. Stuart Newton
                                          J. Stuart Newton
                                          Senior Vice President and
                                          Chief Financial Officer

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